PLATFORM


NEW YORK, July 24, 2013 /PRNewswire/ -- 30DC, Inc. (TDCH), a provider of web-based tools for the monetization of digital content, today announced the release of Version 4 of the MagCast Digital Publishing Platform which gives MagCasters the ability to provide readers a text-based version of their magazine optimized for viewing on an iPhone and iPod Touch. Version 4 also includes some helpful new features for MagCasters to connect with their readers and to make the magazine production process more efficient.

The enhanced features of MagCast 4 include:

iPhone and iPod Touch Mobile-Optimized Text Version

MagCast now enables publishers to greatly increase their potential distribution by offering mobile-optimized iPhone and iPod Touch App versions of their magazines. The mobile-optimized text version scales perfectly for the iPhone and iPod Touch and contains video and web links for readers to access digital magazine features. Readers can maneuver through the magazine with one-handed operation; shifting between articles and scrolling up and down simply entails moving thumbs left and right. MagCasters can now offer both the fully interactive iPad and/or the mobile-optimized version.

30DC believes the new text version will provide an excellent delivery platform for newsletters and information-heavy Apps and act as a viable substitute for a blog. Anyone with a regular blog should consider converting it to a text based MagCast which takes advantage of the trend showing that consumers are spending increased amounts of time viewing on mobile devices and offers a number of advantages including push notifications. Users of mobile devices spend less time surfing and more time using Apps which provide the type of convenient access offered by MagCast.

In beta tests, the new iPhone and iTouch version has proven quite popular. Even though this feature was only available for a two month test period, test results show that the mobile-optimized version was responsible 33% of digital publishers' total App downloads and user sessions during the current calendar year. The majority of iOS users are doing so via iPhones and iPods, and management believes that the new version of MagCast can expand publishers' reach to this large market of potential new readers. For those readers who own multiple devices, they can view the mobile-optimized version on their iPhone or iPod Touch and the full version on their iPad.

Flurry Advertising Integration Feature

Flurry helps companies build, measure, advertise and monetize mobile applications in the new App economy. Flurry's comprehensive measurement and advertising platform reaches over 700 million monthly unique smartphone and tablet devices across iOS, Android and other platforms. MagCasters can use the Flurry advertising network - which is integrated into MagCast's marketing features - to track and receive detailed analytics, to advertise in untapped traffic sources to reach potential customers and to post advertisements which earn revenue when clicked on.

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Welcome Letter Marketing Feature

A Welcome Letter Marketing feature has now been integrated into MagCast to help MagCasters facilitate and establish a relationship with the initial Magazine users or people using the App on a regular basis. Whenever a new MagCast publication is launched, a landing page appears with whatever text or video the MagCaster intends as a call to action for the targeted customer to take. The Welcome letter's page has special links that MagCasters can use to guide readers to internal pages, subscription links and so on. MagCasters can customize this Welcome Letter page so a user can subscribe immediately to a magazine or purchase a specific magazine issue. Apple Newsstand requires a two-step process, downloading an App and then downloading specific content. Management believes the Welcome Letter feature should increase conversion of App downloads to content purchases by inserting a direct call to specific action in a friendly-inviting format that simplifies the purchasing process for the user.

Magazine Production "Favorites" Page Selection and Save Feature

MagCast Version 4 enables publishers to save favorite pages to be added to future or past issues by simply clicking on VIEW FAVORITES and selecting the pages to be added. Certain pages can be templated so they will appear in all issues, and this option even works retroactively, giving MagCasters the ability to insert favorite saved pages in back issues. This feature was created based on feedback from MagCasters and will be a time saver as well as allow for easy insertion of repeated ads, subscription solicitations and promotion of back issues that are ongoing and recurring in each magazine issue.


About 30DC, Inc.


30DC provides web-based tools for the monetization of digital content. For addition information on 30DC, please download a corporate fact sheet: http://30dcinc.com/investors/news.


This press release contains  "forward-looking  statements" within the meaning of
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Litigation Reform Act of 1995,  commonly identified by such terms as "believes,"
"looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements.
Although   the   company   believes   that  the   assumptions   upon  which  its
forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.